Exhibit 10.1

TERMINATION AGREEMENT AND GENERAL RELEASE

This Termination Agreement and General Release (“Agreement”) is made by and between NewStar Financial, Inc., on behalf of itself and all of its predecessors, successors and affiliated entities (collectively, “NewStar” or the “Company”), and Peter A. Schmidt-Fellner, on behalf of himself, his  executors, heirs, administrators, agents, attorneys, administrators, beneficiaries and assigns (collectively, “Schmidt-Fellner”).  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NewStar and Schmidt-Fellner agree as follows:

1.

Retirement.  Schmidt-Fellner shall retire from NewStar effective as of July 14, 2016 (the “Retirement Date”). Except as expressly modified by this Agreement, the Employment Agreement between NewStar and Schmidt-Fellner dated October 9, 2013 (“Employment Agreement”), a copy of which is attached as Exhibit A, shall continue to govern the terms and conditions of Schmidt-Fellner’s employment with NewStar until and after Schmidt-Fellner’s Retirement Date pursuant to its terms. Effective as of the Retirement Date, Schmidt-Fellner shall also, and hereby does, resign from the Company’s Board of Directors and any and all committees thereof.

2.

Separation Benefits upon Retirement.  Provided that Schmidt-Fellner remains an employee of NewStar in good standing through the Retirement Date, and provided further that Schmidt-Fellner executes this Agreement on or after the Retirement Date (and does not, and may no longer, revoke this Agreement), the parties agree that Schmidt-Fellner’s separation from the Company is mutually agreed and that Schmidt-Fellner shall be eligible for the following payments and benefits:

(a)	Payment of the Pro-Rated Bonus for 2016 in the amount of $550,000;
(b)	Payment of one year of base salary at his current salary of $650,000;
(c)	Payment of severance in the amount of $1,100,000;
(d)	One year of paid family healthcare premium and deductible coverage. Thereafter, Schmidt-Fellner is eligible to continue coverage under the Company’s, or successor companies, Retiree Healthcare Plan;
(e)	Continued vesting of all outstanding restricted stock and cash units (Exhibit D).

The cash payment from (a) to (c) totaling $2,300,000 will be paid in installments of (1) $1,150,000 paid 6 months and one day following his “separation of service” within the meaning of Section 409A as Schmidt-Fellner is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, and therefor payments shall begin after the waiting period; and (2) $95,833 semi-monthly for 6 months following the 6 month and one day waiting period.

3.

General Release.  Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the payments and benefits set forth in this Agreement, Schmidt-Fellner hereby releases and discharges NewStar and anyone acting by, through or on behalf of NewStar, including but not limited NewStar’s directors, officers, employees, representatives and agents (collectively, the “Releasees”), to the fullest extent permitted by law, of and from any and all complaints, charges, lawsuits or claims for relief of any kind by Schmidt-Fellner that Schmidt-Fellner now has, ever had or ever may have against the Releasees, or any of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of this Agreement, including but not limited to (i) claims for tort or contract; (ii) claims arising out of, based on, or connected with Schmidt-Fellner’s employment, including terms and conditions of employment, by NewStar and the cessation of that employment; and (iii) claims arising under any federal, state or local labor, employment or discrimination laws, including but not limited to the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, and any other local, state or federal law, policy, order, regulation or guideline affecting or relating to claims or rights of employees.  The release contained herein is a GENERAL RELEASE, including of statutory claims.  Nothing in this Agreement shall be construed to preclude Schmidt-Fellner from participating or cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or any other local, state or federal administrative agency, including with respect to a challenge to this General Release.  However, in the event that a charge or complaint is filed against the Releasees, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Releasees by any administrative agency, Schmidt-Fellner expressly waives and shall not accept any award or damages therefrom.

4.

Continuation of Prior Covenants.  Schmidt-Fellner acknowledges and agrees that, following the Retirement Date or any other cessation of his employment with NewStar (whether initiated by Schmidt-Fellner or by NewStar), he will remain bound by the terms of the Employment Agreement to the extent that such terms survive the cessation of Schmidt-Fellner’s employment under the Employment Agreement, including the covenants contained in Sections 8 (Confidentiality) and 9 (Restrictive Covenants) and all related enforcement provisions.  Notwithstanding the foregoing, upon the Effective Date (as defined in Section 14(c) hereof), the Restrictive Covenant period under Section 9 of the Employment Agreement (relating to his non-solicitation and non-competition obligations) will be limited to one (1) year following the Retirement Date (the “Restricted Period”) instead of two (2) years.

During the Restricted Period and for a period of ninety (90) days thereafter, Schmidt-Fellner’s obligations under Lock-Up Agreements by and between NewStar and Schmidt-Fellner dated December 13, 2006 and March 18, 2009 respectively (together, the “Lock-Up Agreements,” copies of which are attached as Exhibits B and C) remain in effect. Specifically, in accordance with the Lock-Up Agreement dated December 13, 2006, during the Restricted Period and for a period of ninety (90) days thereafter, Schmidt-Fellner shall hold and not transfer 119,850 shares, which represents twenty-five percent (25%) of Vested Incentive Securities subject to lock-up under the Lock-Up Agreement (the “Restricted Securities”). In accordance with the Lock-Up Agreement dated March 18, 2009, during the Restricted Period and for a period of 90 days thereafter, Schmidt-Fellner shall not transfer more than fifty percent (50%) of the proceeds from the exercise of any options granted on March 18, 2009 priced at $2.76 (the “Restricted Proceeds”), totaling 108,494 shares. The foregoing results in an aggregate of 228,344 NewStar shares being restricted from transfer under the Lock-Up Agreements. Restricted Securities and Proceeds are released from hold in the event of a tender offer or company merger.

The Restricted Securities and Restricted Proceeds shall be held, in Schmidt-Fellner’s name, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until 90 days following the date the Restricted Period expires. If the Board of Directors of the Company, in its sole discretion, at any time during the Restricted Period and for a period of ninety (90) days thereafter, determines that Schmidt-Fellner has violated or breached the Restrictive Covenants (as defined in the Lock-Up Agreements) at any time prior to the expiration of the Restricted Period, then all of such Restricted Securities and Restricted Proceeds, as of the date of breach shall be forfeited for no consideration.

Notwithstanding the foregoing or anything else in the Employment Agreement, the Lock-Up Agreements or this Agreement (including Section 10 hereof), if Schmidt-Fellner secures employment during the Restricted Period in violation of his agreement not to compete with any Restricted Business, and agrees in connection therewith to waive any further payments under Section 2 above, he will not forfeit the Restricted Securities or Restricted Proceeds by reason of such employment and the Company will not seek any further damages from him related to such employment, provided he continues to comply with the remaining Restrictive Covenants.

5.

Investment Consultation. For one (1) year following the Retirement Date, Schmidt-Fellner will be available to provide his consultation and guidance on specific investment decisions at the reasonable request of the Chief Executive Officer, for no additional consideration. Such consultations will be limited to a maximum amount of time of two (2) hours per week.

6.

Employment and Reporting Status. As of Schmidt-Fellner’s Retirement Date, Schmidt-Fellner will no longer (a) be deemed a “Section 16 Officer” or a “Key Employee” under the Company’s Amended and Restated Insider Trading Policy or (b) be otherwise subject to the Company’s Amended and Restated Insider Trading Policy or share ownership guidelines. Notwithstanding the foregoing, Schmidt-Fellner acknowledges that (a) the federal securities laws prohibit the purchase or sale of any securities of the Company on the basis of material, non-public information about such securities or the Company, and (b) Section 16 under the Securities Exchange Act may impose certain reporting or other requirements with respect to a transaction in the Company’s securities following the cessation of director or officer status, if the transaction is executed within a period of not less than six months of an opposite transaction subject to Section 16 of the Exchange Act and if the transaction is not otherwise exempted from Section 16(b) of the Exchange Act.

7.

No Pending Claims; Non-admissions.  Schmidt-Fellner represents and warrants that he has not filed any complaints, charges, or claims for relief against the Releasees, or any one of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity.  Schmidt-Fellner further warrants that he has not previously assigned or transferred any of the claims that are the subject of the General Release contained in this Agreement.

It is further understood and agreed that this Agreement does not constitute any admission by NewStar that any action taken with respect to Schmidt-Fellner was unlawful or wrongful, or that any action by it constituted a breach of contract or violated any federal, state or local law, policy, rule or regulation.

8.	Return of Property. Within two business days of termination, Schmidt-Fellner shall:
(a)

return all property belonging to NewStar, including but not limited to computers, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals. Schmidt-Fellner shall not retain any copies, summaries, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format, and further;

(b)

to the extent Schmidt-Fellner has stored any NewStar property on any personal home computer(s) or other personal electronic storage device(s), Schmidt-Fellner shall first forward a copy of any such property by email to Jennifer Muldoon (jmuldoon@newstarfin.com) and then shall irretrievably delete all NewStar property from any personal home computer(s) and any other personal electronic storage device(s) within two business days.

9.

Nondisparagement.  Schmidt-Fellner agrees not to disparage or make negative statements about NewStar or any of NewStar’s officers, directors, employees, or programs.  Nothing in this Agreement shall bar Schmidt-Fellner from providing truthful testimony in any legal proceeding, or in responding to any request from any governmental agency, or as required by law, or by court order or other legal process.

10.

Breach.  Subject to the last paragraph of Section 4 hereof, Schmidt-Fellner acknowledges that any breach of this Agreement and/or the Employment Agreement may cause irreparable damage to NewStar and that in the event of such breach, NewStar shall be entitled, in addition to monetary damages and to any other remedies available to NewStar under this Agreement and/or the Employment Agreement and at law, to equitable relief, including injunctive relief.  In the event that Schmidt-Fellner institutes legal proceedings to enforce this Agreement or the Employment Agreement, Schmidt-Fellner agrees that the sole remedy available to Schmidt-Fellner shall be enforcement of the terms of this Agreement or the Employment Agreement and/or a claim for damages resulting from the breach of this Agreement or the Employment Agreement, but that under no circumstances shall Schmidt-Fellner be entitled to receive or collect any damages for claims that Schmidt-Fellner has released under this Agreement.

11.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of NewStar and Schmidt-Fellner and their respective successors and assigns.
12.

Severability.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, even after all attempts at reformation or construction have been exhausted as provided in the prior sentence, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement.

13.

Entire Agreement.  This Agreement, including its attached exhibits, constitutes the entire agreement between the parties about or relating to the cessation of Schmidt-Fellner’s employment with NewStar, or NewStar’s obligations to Schmidt-Fellner with respect to Schmidt-Fellner’s cessation of employment, and fully supersedes any and all prior and contemporaneous agreements or understanding between the parties concerning the subject matter of this Agreement, except that the Employment Agreement shall remain in effect as set forth in Sections 1 and 4 above, and the terms of the applicable grant documents for any stock options or other equity rights shall remain in effect.  The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document.  This Agreement may be changed or amended only by agreement in writing signed by both parties.

14.	Time to Consider Agreement; Revocation.
(a)	Schmidt-Fellner acknowledges that he has been advised in writing to, and has been given the opportunity to, consult an attorney of his choice before signing this Agreement.
(b)

Schmidt-Fellner acknowledges that he has been given the opportunity to review and consider this Agreement for twenty-one (21) days before signing it and that, if Schmidt-Fellner has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.  For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

(c)

Schmidt-Fellner further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven day period has expired.  To be effective, any such revocation must be in writing and delivered to NewStar’s principal office, to the attention of Jennifer Muldoon, by close of business on the seventh day after signing and must expressly state Schmidt-Fellner’s intention to revoke the Agreement.  The eighth day following Schmidt-Fellner’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d)

The parties also agree that the release provided by Schmidt-Fellner in this Agreement does not include claims under the Age Discrimination in Employment Act arising after the date Schmidt-Fellner signs this Agreement.

15.

Representations.  Schmidt-Fellner acknowledges that the benefits afforded to him under the terms of this Agreement exceed any legal obligation of NewStar and provide valid consideration for the General Release contained in this Agreement, and the parties attest that no other representations were made regarding this Agreement other than those contained herein.

16.

Choice of Law.  This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.  The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit permitted to be filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.

IN WITNESS WHEREOF, NewStar and Schmidt-Fellner have duly executed this Agreement as of the dates written below.

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN KIRBY BRAY
Name: John Kirby Bray
Title: Chief Financial Officer
Date: August 4, 2016

Peter A. Schmidt-Fellner
By:	/s/ PETER A. SCHMIDT-FELLNER
Date: July 14, 2016

Exhibit A

RESTATED EMPLOYMENT AGREEMENT
of
PETER A. SCHMIDT-FELLNER

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 9, 2013 (the “Effective Date”), between NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), and Peter A. Schmidt-Fellner (“Executive”).  This Agreement fully supersedes the Employment Agreement that Executive executed on December 11, 2009.

In consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to employ Executive and Executive agrees to serve the Company as an employee pursuant to the terms and subject to the conditions that follow.

1.	Employment.
(a)

The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, effective as of the Effective Date.

(b)

Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the second (2nd) anniversary of the Effective Date and thereafter shall automatically renew for one additional one (1) year period unless a notice of intent not to renew shall be delivered in accordance with Section 18 by either the Company or Executive, as the case may be, at least ninety (90) days prior to the second (2nd) anniversary date, provided that either party may make any renewal contingent upon the parties’ agreement to add to, delete, or modify the terms of this Agreement by providing a notice to the other party at least ninety (90) days prior to the second (2nd) anniversary date.  The parties shall have a 30-day window to agree to any additional, deleted or modified terms and, if no agreement can be reached, then the initial contingent notice of renewal shall be deemed a notice of non-renewal unless the parties agree otherwise. The term of Executive’s employment under this Agreement shall be referred to as the “Term.”

(c)

In the event that this Agreement expires, whether as a result of non-renewal or as a result of the end of the one-year renewal, Executive shall revert to being an at-will employee of the Company, subject to the terms of Sections 8, 9 and 10 of this Agreement and any related enforcement provisions, and provided that nothing in this Agreement shall prevent either party from terminating this Agreement pursuant to Section 6 at any time prior to the expiration of the Term.

(d)	Executive represents to the Company that he has no present intention to terminate employment with the Company.
2.	Duties. During the Term, Executive shall serve on a full-time basis as the Chief Investment

Officer of the Company.  Executive’s duties and responsibilities as the Chief Investment Officer of the Company shall include those duties customarily associated with an officer with a similar title or as may be assigned to him from time to time by the Board of Directors of the Company or any committee thereof (the “Board of Directors”).  Executive shall be assigned to work primarily out of the Company’s Darien, Connecticut office or any other Company office that is or will be located within 20 miles thereof (the “Primary Office Location”), it being understood and agreed that Executive shall be required to travel as necessary in the course of his employment.  Executive shall devote his full business-time attention and energies and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from

(a)	serving on the boards of directors of unrelated, non-competitive companies; or
(b)	managing his personal affairs or engaging in charitable or civic activities;

so long as, in each case, such activities do not interfere in any material respect with the performance of Executive's duties and responsibilities hereunder and are in accordance with the policies and procedures of the Company.

3.

Compensation and Benefits.  In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Term, Executive shall receive the following compensation and benefits:

(a)

Base Salary.  The Company shall pay to Executive a base salary (“Base Salary”) at a gross rate of $400,000 per annum for the remainder of calendar year 2013, a gross rate of $600,000 per annum for calendar year 2014, and at a gross rate of $650,000 for calendar year 2015.  Executive’s Base Salary shall be payable in substantially equal installments in accordance with the payroll policies from time to time in effect at the Company.  Executive’s Base Salary may be subject to additional increase (but shall not be subject to decrease) on an annual basis as the Board of Directors shall determine.

(b)

Incentive Bonuses.  Executive shall be eligible to participate in such annual incentive bonus programs as the Board of Directors may adopt from time to time for members of senior management of the Company (“Incentive Bonus”).  The Company will establish a target for the Incentive Bonus for the Executive at the beginning of each year (“Target Incentive Bonus”), provided that for each year of the Term the Target Incentive Bonus will not be below the 2013 Target Incentive Bonus of $1,275,000, and provided that if the Company does not establish a Target Incentive Bonus within 30 days of the start of the year, the Target Incentive Bonus shall be set automatically at the same amount as the last Company-established Target Incentive Bonus.  The Target Incentive Bonus is not a guarantee. Actual Incentive Bonus payments, if any, will be determined by the Company in its sole discretion and based on Company, business and individual performance, and the actual Incentive Bonus paid, if any, may include a mix of current-year cash compensation, deferred cash compensation and/or equity compensation in the Company’s sole discretion.

(c)

Vacation.  Executive shall be entitled to accrue up to five (5) weeks of paid vacation per calendar year.  Vacation time will accrue in accordance with the usual vacation policies in effect at the Company from time to time, provided that notwithstanding anything in any Company policy to the contrary, Executive shall not be permitted to carry over any accrued but unused vacation time from one calendar year to the next; any accrued but unused vacation time at the end of a calendar year shall be forfeited.

(d)	Parking. The Company shall pay the costs of monthly automobile parking for Executive at Executive’s Primary Office Location.
(e)

Other Benefits.  Executive shall participate in and be eligible to receive, but without duplication, all other benefits (i.e., benefits other than those of the types covered in Sections 3(a) - (d)) offered to senior executives of the Company, including, without limitation, retirement income and health plans and other health and welfare plans,  under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company (collectively, the “Benefit Plans”) other than any severance benefits offered to senior executives in accordance with any such plan.  Except as set forth herein, Executive shall not be entitled to any other benefits.

4.

Equity Holdback.  During the Term, Executive shall be required to own Company stock in an aggregate then-current fair market value equal to Executive’s then-current Base Salary multiplied by two (the “Ownership Level”).

(a)	Stock Eligible for Holdback. To satisfy his obligations under this Section, the following forms of Company stock shall be considered:
(i)

All vested and unvested shares awarded under the Company’s Equity Incentive Award Plan (the “Plan”), including restricted stock and performance shares but not including any vested but unexercised stock options;

(ii)	All stock beneficially owned by Executive and Executive’s spouse; and
(iii)	All stock held by any of Executive’s estate planning vehicles.
(b)

Certification of Holdback.  For purposes of calculating compliance with the Ownership Level, Executive’s Base Salary and the fair market value of the Company’s stock shall be measured once per calendar year at such time as the Compensation Committee of the Board of Directors may direct, but in any event no later than December 1 of each calendar year beginning in 2014.  Executive shall certify to the Company’s Head of Human Resources once per calendar year whether the Ownership Level required under this Section has been satisfied, and Executive shall provide such documentation as may reasonably be requested to allow the Head of Human Resources to confirm such certification.

(c)

Insufficient Awards of Stock.  If Executive has not been granted or has not vested sufficient stock to meet the Ownership Level, then all shares resulting from the vesting of any restricted stock award under the Plan shall be subject to the holdback described in this Section until such time as the value of all of Executive’s shares eligible for the holdback exceeds the Ownership Level.

(d)

Exceptions.  The Ownership Level requirements set forth in this Section are subject to such exceptions as the Compensation Committee of the Board of Directors may grant in its sole discretion if compliance with this Section would create a severe hardship for Executive or would prevent Executive from complying with a court order (e.g., as part of a divorce settlement).

5.

Reimbursement for Expenses.  During the Term, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefore.  Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time.

6.	Termination. Executive’s employment hereunder may be terminated at any time during the Term as follows (each, a “Termination Event”):
(a)	Automatically in the event of the death of Executive.
(b)

At the option of the Company, by the Board of Directors (acting through the Chairman or Secretary) or by written notice to Executive in the event of the Permanent Disability of Executive.  As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable, with or without a reasonable accommodation, to render the services required hereunder (A) for one hundred eighty (180) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days.

(c)	At the option of the Company for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment if any of the following occurs:
(i)

Executive continuously fails to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial conformance is delivered to Executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties, or

(ii)	Executive engages in illegal conduct or gross misconduct which is injurious to the Company or its affiliates, whether from a monetary perspective or otherwise, or
(iii)	Executive is convicted of, or pleads guilty or nolo contendere to, any felony or any other crime involving moral turpitude, or

(iv)	Executive materially breaches his obligations under Section 8 or Section 9 hereof, or
(v)	Executive materially violates his obligations under Section 4 hereof.

Executive cannot be terminated for “Cause” as defined in (i), (iv), or (v) unless the Company first has notified Executive in writing that his employment is being terminated for Cause which notice shall specify the Cause event and Executive is given an opportunity, at least 30 days after receipt of such written notice from the Company, to make a presentation to the Board of Directors that Executive should not be terminated for Cause.

(d)	At the option of the Company at any time without Cause.
(e)

At the option of Executive for Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” to terminate this Agreement if any of the following occurs without the written consent of Executive (each a “Good Reason Condition”):

(i)	a reduction in Executive’s annual Base Salary from such Executive’s annual Base Salary then in effect;
(ii)

a material diminution of Executive’s duties following a Change in Control (for purposes of this Agreement, a material diminution of duties shall include, but not be limited to, the assignment to the Executive of any duties inconsistent with or significantly different from his duties, responsibilities, and status as an officer and executive with a public company as then in effect); or

(iii)	a forced relocation by the Company of Executive from the Primary Office Location to a location greater than twenty (20) miles from his Primary Office Location.

Notwithstanding the foregoing, in order for Good Reason to occur, Executive must reasonably determine in good faith that a Good Reason Condition has occurred, Executive must provide written notice to the Board of Directors of the occurrence of the Good Reason Condition within 45 days of the initial occurrence of such condition, Executive must cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition, notwithstanding such efforts, the Good Reason Condition must continue to exist, and Executive must provide the Company with written notice of termination which establishes a termination date within 30 days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)	At the option of Executive, at any time, for any reason, on ninety (90) days prior written notice to the Company.
(g)	At the option of Executive upon Retirement. For purposes of this Agreement,

“Retirement” shall mean when Executive is fifty-five (55) years of age or older, Executive has completed at least five (5) years of service with the Company, and Executive provides at least ninety (90) days advance written notice of his intent to retire.

7.	Payments.
(a)	Death. If the Termination Event is due to Executive’s death, Executive’s legal representatives shall be entitled to receive, as soon as practicable following the date of termination:
(i)

any accrued but unpaid Base Salary through the date of termination and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company policies and applicable law (the “Accrued Obligations”), plus

(ii)

an amount equal to the Target Incentive Bonus in respect of the then-current year, pro-rated for the period from the beginning of the then current year and ending on the date of termination, payable in a lump sum as soon as practicable following the date of termination (the “Pro Rated Bonus”), plus

(iii)

acceleration of vesting and exercisability of all equity and deferred cash incentive awards (the “Incentive  Equity”) issued to Executive under the Plan. For purposes of this Agreement, “vesting” shall mean, in the case of any restricted stock issued under the Plan, ceasing to be subject to forfeitur, and payment dates of any deferred cash awards granted under the Plan are not accelerated as a result of the application of any such vesting acceleration provision of this Agreement, plus

(iv)	a period of the lesser of (A) two (2) years following the date of termination or (B) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options.
(b)

Permanent Disability.  If the Termination Event is due to Executive’s Permanent Disability, Executive or his legal representatives shall be entitled to receive, as soon as practicable following the date of termination:

(i)	Any Accrued Obligations, plus
(ii)	the Pro Rated Bonus, plus
(iii)	acceleration of vesting and exercisability of all Incentive Equity, plus
(iv)	a period of the lesser of (A) one (1) year following the date of termination or (B) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options.
(c)	Termination Without Cause or for Good Reason. If the Termination Event is termination by the Company at any time during the Term without Cause or by

Executive at any time during the Term for Good Reason, Executive shall be entitled to:
(i)	any Accrued Obligations, and
(ii)

an amount equal to the Incentive Bonus paid or earned but unpaid to Executive in respect of the previous year, pro-rated for the period from the beginning of the then current year and ending on the date of termination, payable in a lump sum as soon as practicable after the date of termination, plus

(iii)

the Base Salary (which shall be the Base Salary as of the date of termination) during the Severance Period (as defined in Section 7(g)), payable in accordance with the payroll practices then in effect at the Company, plus

(iv)	an amount equal to two times the Incentive Bonus paid or earned but unpaid to Executive in respect of the previous year, payable as soon as practicable following the date of termination, plus
(v)	the continuation of all health benefits during the Severance Period at the same cost to Executive as though Executive continued his employment with the Company, plus
(vi)	the continued vesting and exercisability of all Incentive Equity, plus
(vii)	a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options
(d)

Termination for Cause or Voluntary Termination by Executive.  If the Termination Event is termination by the Company for Cause pursuant to Section 6(c) or termination by Executive pursuant to Section 6(f), except for any Accrued Obligations, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company. If the termination is a Voluntary Termination by Executive, all of the Incentive Equity that is unvested as of the date of termination shall be forfeited for no consideration and Executive shall have the lesser of (i) one (1) year following the date of termination or (ii) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options. If the termination is for Cause, all of the Incentive Equity that is unvested as of the date of termination shall be forfeited for no consideration and, in the Company’s sole discretion, Executive may be granted the lesser of (i) one (1) year following the date of termination or (ii) the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options.

(e)	Termination Upon Retirement. If the Termination Event is due to the Retirement of Executive, Executive shall be entitled to receive, as soon as practicable following the date of termination:
(i)	any Accrued Obligations, plus
(ii)

an amount equal to the Incentive Bonus paid or earned but unpaid to Executive in respect of the previous year, pro-rated for the period from the beginning of the then current year and ending on the date of termination, payable in a lump sum as soon as practicable following the date of such termination, but only if Executive retires effective as of the expiration of the Term of this Agreement, plus

(iii)	continued vesting all Incentive Equity, plus
(iv)	a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options;
(f)	Change of Control.
(i)

Special Payment.  If, at any time during the two (2) year period following a Change of Control (as defined in Section 7(f)(ii)), Executive's employment is terminated without Cause or by Executive for Good Reason, then instead of the payment set forth in subsection 7(c) Executive will receive:

(1)	Any Accrued Obligations, plus
(2)	an amount equal to two (2) times Base Salary (which shall be the Base Salary as of the date of termination), payable in a lump sum as soon as practicable following the date of termination, plus
(3)	the Pro Rated Bonus, plus
(4)	an amount equal to two (2) times the Target Incentive Bonus in respect of the then-current year, payable in a lump sum as soon as practicable following the date of termination, plus
(5)	the continuation of all health benefits during the Severance Period, plus
(6)	acceleration of vesting and exercisability of all Incentive Equity, plus
(7)	a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested stock options;
(ii)	Change of Control Defined. For purposes of this Section, the term “Change of Control” shall mean the occurrence of one or more of the following events:
(1)	the consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(2)	a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;
(3)

the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of

(A)	an acquisition of securities directly from the Company or
(B)

an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities; or

(4)

a change in the composition of the Board of Directors within a two (2) year period such that a majority of the members of the Board of Directors are not Continuing Directors.  As used herein, the term “Continuing Directors” shall mean as of any date of determination, any member of the Board of Directors of the Company who

(A)	was a member of Board of Directors of the Company immediately after the Effective Date of this Agreement, or
(B)

was nominated for election or elected to the Company’s Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of that nomination or election;

provided, however, (i) that each such event shall also constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i) and (ii) that in no case shall the public offering and sale of the Company’s Common Stock by its stockholders pursuant to a registered secondary offering or the voluntary or involuntary bankruptcy of the Company constitute a Change of Control.

(g)

Severance Period Defined.  For purposes of this Agreement, “Severance Period” shall mean the period beginning on the date of termination of Executive’s employment and ending on the date which is two (2) years thereafter.

(h)

Condition to Payment.  All payments and benefits due to Executive under this Section 7 which are not otherwise required by law shall be contingent upon (i)  delivery by Executive (or Executive’s beneficiary or estate), within 60 days of the effective date of termination of an irrevocable separation agreement in such form as determined by the Company in its sole discretion, including a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and its and their current and former stockholders, directors, employees and agents (in substantially the form attached as Exhibit A) and (ii) compliance by Executive with his obligations under any stockholder, restricted stock or other agreement to which the Company and Executive are a party; and further provided that if the 60 day period in clause (i) spans two calendar years, then no payment shall begin prior to January 1 of such second calendar year.

(i)

No Other Severance.  Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 7, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

8.	Confidentiality.
(a)

Executive agrees that Confidential Information was and shall be made available in connection with Executive’s employment by or consultancy with the Company.  Executive acknowledges that the Confidential Information that he develops or invents in connection with his employment by the Company or has obtained or will obtain in connection therewith is the property of the Company.  Executive agrees that he will not use any Confidential Information for his own benefit or for the benefit or any other person or entity or disclose any Confidential Information to any other person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject); provided that Executive gives the Company prompt notice of such requests, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and Executive shall cooperate with such efforts by the Company at the Company’s expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation unless Executive reasonably believes that other disclosure is necessary or advisable in order to avoid adverse consequences to Executive), (ii) if the prior written consent of the Board of Directors shall have been obtained, or (iii) to such Persons to the extent necessary in the reasonable judgment of Executive to perform his duties as an employee of the Company and, in his reasonable judgment, such disclosure is not harmful to the Company.

(b)	“Confidential Information” shall mean any information relating to the business or affairs of the Company or, as provided below, any of its affiliates, including, but not limited to, customer identities, potential customers, employees, business and financial strategies, methods or practices, business plans, financial models, proposals, documents or materials owned, developed or possessed by the Company, profit margins or other proprietary information used by the Company or any of its affiliates; provided that Confidential Information shall not include (i) information that is or becomes generally known to the public other than as a result of a disclosure by Executive in violation of this Agreement, (ii) information that was known to Executive prior to becoming an employee of the Company or (iii) information which becomes known to Executive following a Termination Event, through no wrongful act of Executive, by disclosure from a third party unless Executive has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information or is an employee, officer, director or stockholder of the Company; and provided, further, that (A) in such case where any affiliate has a separate confidentiality requirement or agreement to which the Company is subject, such confidentiality requirement or agreement shall supersede the requirements herein and (B) unless a confidentiality requirement or agreement referred to in the preceding clause (A) exists with respect to an affiliate, Confidential Information for purposes of this definition as it relates to affiliates shall be deemed to include only Confidential Information of affiliates, the employees or consultants of which, are participants or observers at meetings of the Board of Directors of the Company.

9.	Restrictive Covenants.
(a)

During the Term and for a period of two (2) years following the cessation of Executive’s employment with the Company for any reason (whether initiated by the Company or by Executive, and whether during or following the expiration of the Term of this Agreement), Executive shall not, directly or indirectly

(i)	cause, solicit, induce or encourage any employees, consultants or contractors of the Company to leave such employment or service, or hire, employ or otherwise engage any such individual, or
(ii)

cause, induce or encourage any customer, supplier or licensor of the Company, or any other Person who has a material business relationship with the Company, to terminate or modify any such relationship.

(b)

During the Term and for a period of two (2) years following cessation of Executive’s employment with the Company for any reason (whether initiated by the Company or by Executive, and whether during or following the expiration of the Term of this Agreement) Executive shall not, directly or indirectly alone or as a partner, officer, director, shareholder, member, sole proprietor, employee or consultant of any other firm or entity, personally engage or participate in any Restricted Business, as such term is defined below, as a material portion of his responsibilities.

(c)

The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 9 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(d)	“Restricted Business” shall mean any of the following:
(i)	the business of directly extending senior loans to middle-market companies as targeted by the Company at the effective date of Executive’s cessation of employment with the Company;
(ii)	providing real estate financing of the types offered by the Company at the effective date of the Executive’s cessation of employment with the Company;
(iii)

extending asset based loans or investing in asset based securities with financial products of the types then offered by the Company at the effective date of Executive’s cessation of employment with the Company; or

(iv)

any other material line of business engaged in by the Company, and in which Executive materially participated or obtained Confidential Information about, as of the effective date of Executive’s cessation of employment with the Company.

(e)

The Board of Directors of the Company, or following a Change of Control the senior management team of the acquiring company, shall, in its sole discretion, have the authority and discretion to waive any provision of this Section 9 or to make a determination that a business is not a Restricted Business for purposes hereof.

10.

Injunctive Relief.  The parties acknowledge and agree that restrictions contained in Sections 8 and 9 of this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach or threatened breach of Sections 8 or 9 will cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of Sections 8 and 9 of this Agreement and Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

11.

Excess Parachute Payments.  If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company (“Payment”) would constitute in whole or in part an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (i) the full amount of such Payment or (ii) such lesser amount (with cash payments being reduced before equity compensation) as would result if the Payment were reduced until no portion of the Payment was subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s retention, on an after-tax basis, of the greater net amount.

12.

Survival; Conflicting Terms.  The provisions of Section 7, Section 8 and Section 9, and all related enforcement provisions, shall survive any termination of this Agreement and remain applicable according to their terms (whether under Section 6 or as a result of the expiration of the Term).  Section 7(f) shall survive a Change of Control regardless of whether this Agreement is terminated in connection with a Change of Control or expires by its terms following a Change of Control.  In the event of a conflict between the terms of this Agreement and any Incentive Equity documentation, the terms of this Agreement regarding the Incentive Equity shall prevail.

13.

Indemnification.  If Executive is a party to any action, suit or proceeding by reason of the fact that Executive is or was an officer or agent of the Company (a “Proceeding”), the Company will indemnify Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation, in effect at that time, or the certificate of incorporation and bylaws of the Company, whichever affords the greater protection to Executive.

14.

Advancement of Expenses.  The Company shall advance, to the extent not prohibited by law, expenses incurred by Executive in connection with any Proceeding not initiated by the Executive, and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.  The Executive shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Executive undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined by the Company, in its sole discretion that Executive is not entitled to be indemnified by the Company.  No other form of undertaking shall be required other than the execution of this Agreement.  This Section 13 shall not apply to any claim made by Executive for which indemnity is excluded by applicable law.

15.

Withholding Taxes.  Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

16.

Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A Guidance”).  Notwithstanding any provision of the Agreement to the contrary, (i) if, at the time of Executive’s separation of service from the Company, Executive is a “specified employee” as defined in 409A Guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation of service with the Company (or the earliest date as is permitted under Section 409A), with any payments that otherwise would have been paid during the six-month period accumulating and paid to Executive in a lump sum on the first business day following the expiration of such six-month period and the remaining payments, if any, due after the six-month period following Executive’s separation from service paid in accordance with the terms of the applicable provision of this Agreement and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of 409A Guidance.  The Company shall consult with Executive in good faith regarding the implementation of this Section 16; provided that none of the Company, any of its affiliates, or any of their employees or representatives shall have any liability to Executive with respect thereto.  Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code, and all payments payable as soon as practicable following a date of termination will be paid prior to the 15th day of the third month following the date such payment becomes due hereunder.  To the extent any reimbursement or in-kind benefit due to Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefit shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

17.

Effect of Prior Agreements.  This Agreement constitutes the sole and entire agreement and understanding between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in this Agreement.  This Agreement supersedes all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter hereof, except that the terms of the Plan and any grant documents relating to any pre-existing Incentive Equity shall remain in full force and effect following Executive’s execution of this Agreement.

18.

Notices.  Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefore by notice pursuant to these provisions:

If to the Company, at:

NewStar Financial, Inc.
500 Boylston Street
Suite 1250
Boston, MA 02116
Attention: Jennifer H. Muldoon
Facsimile: (617) 830-0010

If to Executive, at:

Peter A. Schmidt-Fellner
308 Mansfield Ave
Darien, CT 06820

19.

Assignability.  The obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and Executive agree that this Agreement and all of the Company’ rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean, with respect to the Company, any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets.  Any assignment by either of the Company of its rights or obligations hereunder to any affiliate of or successor of the Company shall not be a termination of employment for purposes of this Agreement.

20.

Modification.  This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

21.

Governing Law.  This Agreement has been executed and delivered in the Commonwealth of Massachusetts and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contacts made and to be performed entirely within that state.

22.

Severability.  All provisions of this Agreement are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement.  The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

23.

No Waiver.  No course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

24.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.  For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

25.	Binding Arbitration.
(a)	Binding Arbitration. Except as expressly set forth in this Section, in the event any dispute should arise between the Parties with respect to any of the terms and conditions of this Agreement and/or Executive’s employment with the Company, the parties agree that any and all controversies, claims or disputes between them, including but not limited to any claim arising under tort or contract law and any claim arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Wage Act or any other local, state or federal statute, regulation or policy in any way relating to rights of employees, shall be submitted to final and binding arbitration, to be held in Boston, Massachusetts in accordance with the Employment Arbitration Rules and Procedures, including the Optional Appeal Procedure, as established by JAMS or its successor (“JAMS”) and as in effect at the time the request for arbitration is made (the “Arbitration Rules”), and to be administered by JAMS.  Issues of arbitrability shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and not state law.  The arbitration shall be conducted before a single neutral arbitrator appointed in accordance with the Arbitration Rules.  The arbitrator may award any form of remedy or relief that would otherwise be available in court (including equitable relief such as injunctions, temporary restraining orders, etc.), consistent with applicable law.  Unless the parties agree otherwise, the neutral arbitrator and the members of any appeal panel shall be former or retired judges or justices of any Massachusetts state or federal court with experience in matters involving employment disputes.  The party initiating arbitration will be responsible for paying the filing fee for the arbitration required by the arbitration service provider; provided, however, Executive’s payment of any such filing fee shall not exceed the filing fee for a civil action in the Massachusetts state court system and the Company shall reimburse Executive for any such fee in excess of that amount.  The Company will pay the arbitrator's fee to the extent required by law.  Any award pursuant to said arbitration shall be accompanied by a detailed written opinion of the arbitrator setting forth the reason for the award.  Executive knows that options other than arbitration, such as state and federal administrative and judicial remedies, are available to resolve any discrimination claim, and despite such knowledge Executive agrees to arbitrate all claims pursuant to this Section.  Executive understands that by signing this Agreement, he is waiving, and will forever be precluded from asserting, his right to utilize statutory administrative procedures and to seek judicial remedies with respect to such claims.

(b)

Exceptions.  The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section, provided, however, that the Company shall have the right to seek injunctive relief or other equitable remedies in a court of competent jurisdiction as provided in Section 10 or with regard to any other Restrictive Covenant (e.g., non-disclosure, non-competition, non-solicitation, etc.) between the Company and Executive.  Any such injunctive relief or other equitable remedies shall be sought exclusively in any federal or state court of competent jurisdiction in the Commonwealth of Massachusetts, and both parties consent to the exclusive jurisdiction of the state and federal courts of Massachusetts for such purposes.  Moreover, nothing in this Section shall be construed to preclude Executive from participating or cooperating in any investigation or proceeding conducted by the Massachusetts Commission Against

Discrimination, the Equal Employment Opportunity Commission or any other administrative agency.  However, in the event that a charge or complaint is filed against the Company with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Company by any administrative agency, Executive expressly waives and shall not accept any award or damages from such a proceeding but instead will pursue any claim for such damages in an arbitration proceeding as set forth in this Section.

(c)

Fees and Expenses.  Executive or his beneficiaries shall pay all attorney’s fees and expenses incurred by Executive or his beneficiaries in resolving any claim or dispute arising out of or relating to this Agreement.  If it is finally determined that Executive or his beneficiaries prevailed with respect to such claim or dispute, the Company shall reimburse all attorney’s fees and expenses incurred by Executive.

(d)

Confidentiality.  The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 25, the referral of any such controversy to arbitration or the status or resolution thereof.  In addition, the confidentiality restrictions set forth in Section 8 shall continue in full force and effect.

26.

Acknowledgment.  Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Company to do so if Executive chooses.  Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein.  Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 25.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

Exhibit B

LOCK UP AGREEMENT (the “Agreement”), dated as of December 13, 2006, among NewStar Financial, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and the management stockholders signatory hereto (the “Management Stockholders” and each a “Management Stockholder”).

WHEREAS, each of the Management Stockholders has been issued shares of the Company’s restricted stock (“Restricted Stock”) pursuant to a restricted stock agreement (a “Restricted Stock Agreement”) and granted options to purchase shares of the Company’s common stock (“Options” and, together with the Restricted Stock, “Incentive Securities”);

WHEREAS, each of the Management Stockholders is bound by the terms of a covenant not to compete and a covenant not to solicit as set forth in the applicable Restricted Stock Agreement (the “Restrictive Covenants”);

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Definitions.

(a)“Transfer” means to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, whether directly or indirectly, or agree or commit to do any of the foregoing.

(b)“Vested Incentive Securities” means Incentive Securities that, in the case of Restricted Stock, are no longer subject to forfeiture pursuant to a Restricted Stock Agreement and, in the case of Options, are vested.

2.Prohibited Transfers.

(a) For a period of one (1) year following the expiration of the underwriter’s lock-up in connection with the Company’s initial public offering, such Management Stockholder shall not Transfer more than ten percent (10%) of the Vested Incentive Securities then held by such Management Stockholder and, after such one (1) year period and during the Restricted Period (as defined below),  shall not Transfer more than seventy-five percent (75%) of the Vested Incentive Securities then held by such Management Stockholder.  For purposes of this agreement, the ten percent (10%) or seventy-five percent (75%), as applicable, of Vested Incentive Securities that may be Transferred shall be referred to as the “Transferable Vested Incentive Securities”.  The number of shares constituting Transferable Vested Incentive Securities shall be calculated after giving effect to any transfer by a Management Stockholder to the Company of any Incentive Securities for the purpose of satisfying withholding taxes, as permitted by and in accordance with, the Restricted Stock Agreement.

(b)In connection with the termination of such Management Stockholder’s employment with the Company, such Management Stockholder hereby agrees that, if the Board of Directors of the Company, in its sole discretion, at any time during the one year period following the date of termination of employment (the “Restricted Period”) and for a period of ninety (90) days thereafter, determines that the Management Stockholder has violated or breached the Restrictive Covenants at any time prior to the expiration of the Restricted Period, then all of such Management Stockholder’s Vested Incentive Securities that, as of the date of breach of such Restrictive Covenants, are not Transferable Vested Incentive Securities, shall be forfeited for no consideration.

3.Administration.  The Incentive Securities constituting the ninety percent (90%) or twenty-five percent (25%), as applicable, of Incentive Securities that cannot be transferred by a Management Stockholder pursuant to this Agreement shall be held, for such Management Stockholder’s account, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until the termination of this Agreement.

4.Miscellaneous.

(a)Termination of Agreement.  This Agreement and the Management Stockholder’s obligations hereunder shall terminate and have no further force and effect upon a Change of Control (as defined in the applicable Restricted Stock Agreement).

(b)Successor and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Management Stockholders and their respective successors, assigns, heirs, executors, administrators and representatives.

(c)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

(d)Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(e)Amendments.  This Agreement may not be modified, amended or supplement except in writing signed by each of the parties hereto.

(f)Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Delaware.

Exhibit C

LOCK UP AGREEMENT (the “Agreement”), dated as of March 18, 2009 among NewStar Financial, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and the management stockholders signatory hereto (the “Management Stockholders” and each a “Management Stockholder”).

WHEREAS, on the date hereof each of the Management Stockholders has been granted options to purchase shares of the Company’s common stock (“Options”), and as a condition to such grant, the Compensation Committee of the Company has imposed certain restrictions on the transfer of the proceeds of the Options upon exercise;

WHEREAS, each of the Management Stockholders is bound by the terms of a covenant not to compete and a covenant not to solicit as set forth in the Management Stockholder’s applicable Employment Agreement (the “Restrictive Covenants”);

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Definitions.

(a)“Proceeds” means proceeds received from an exercise of all or a portion of Options at the time of such exercise, net of all taxes.

(b)“Restricted Period” means the period from the date hereof until the date one year after the date of termination of employment of the Management Stockholder.

(c)“Transfer” means to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, whether directly or indirectly, or agree or commit to do any of the foregoing.

2.Prohibited Transfers.

(a) During the Restricted Period, each Management Stockholder shall not Transfer more than fifty percent (50%) of the Proceeds from Options exercised by such Management Stockholder during such period (the “Restricted Proceeds”).  Notwithstanding the foregoing, nothing in this agreement shall limit a Management Stockholder’s ability to Transfer the Transferable Proceeds.  For purposes of this agreement, the remaining 50% of Proceeds from Options exercised by such Management Stockholder during such period that may be Transferred shall be referred to as the “Transferable Proceeds”.

(b)In connection with the termination of such Management Stockholder’s employment with the Company, such Management Stockholder hereby agrees that, if the Board of Directors of the Company, in its sole discretion, at any time during the Restricted Period and for a period of ninety (90) days thereafter, determines that the Management Stockholder has violated or breached the Restrictive Covenants at any time prior to the expiration of the Restricted Period, then all of such Management Stockholder’s Restricted Proceeds shall be forfeited for no consideration.

3.Administration.  The Restricted Proceeds that cannot be Transferred by a Management Stockholder pursuant to this Agreement shall be held, for such Management Stockholder’s account, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until the termination of this Agreement.

4.Miscellaneous.

(a)Termination of Agreement.  This Agreement and the Management Stockholder’s obligations hereunder shall terminate and have no further force and effect with respect to each Management Stockholder upon the earlier of (i) ninety (90) days after such Management Stockholder’s Restricted Period ends, or (ii) upon a Change of Control (as defined in the applicable Management Stockholder’s Employment Agreement).

(b)Successor and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Management Stockholders and their respective successors, assigns, heirs, executors, administrators and representatives.

(c)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

(d)Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(e)Amendments.  This Agreement may not be modified, amended or supplement except in writing signed by each of the parties hereto.

(f)Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Delaware.

Exhibit D

Current Restricted NEWS Stock Shares:
Grant Date: 02/13/2015	Balance: 20,794	Final Lapse: 02/13/2018
Grant Date: 02/12/2016	Balance: 35,087	Final Lapse: 02/12/2019

Current Restricted NEWS Cash Awards:
Grant Date: 02/14/2014	Balance: 76,667	Final Lapse: 02/14/2017